Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of Interlink Electronics, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 033-93066, 333-39371, 333-53870 and 333-107174) on Form S-8 and the registration statement (No. 333-112034) on Form S-3 of Interlink Electronics, Inc. of our report dated February 20, 2004, relating to the consolidated financial statements of Interlink Electronics, Inc. and subsidiaries as of and for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K/A of Interlink Electronics, Inc.

Very truly yours,

/s/ BDO SEIDMAN, LLP

Los Angeles, California

June 2, 2004